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                                                                   EXHIBIT 3.02



                          CERTIFICATE OF DETERMINATION

                                       OF

                                  EXCITE, INC.


George Bell and Richard B. Redding certify that:

       A. They are the President and the Secretary, respectively, of Excite, Inc., a California corporation.

       B. Pursuant to an action by unanimous written consent of the Board of Directors of the corporation adopted as of November 19, 1996, the following resolutions were fully adopted.

       "WHEREAS, Article V of the Articles of Incorporation (the "Articles of Incorporation") of Excite, Inc. (the "Company") authorizes a class of shares designated as Preferred Stock, consisting of 4,000,000 shares, and
       Article VI of the Articles of Incorporation authorizes the Board of Directors to issue such Preferred Stock from time to time in one or more series, to fix the number of shares to be included in each such series, and to fix and determine the designation, rights, preferences, privileges and restrictions of the shares of each such series;

       NOW, THEREFORE BE IT RESOLVED, that the Board of Directors does hereby designate, and provide for the issuance of, a Series E-1 Preferred Stock, a Series E-2 Preferred Stock, a Series E-3 Preferred Stock and a Series E-4 Preferred Stock, of the Company (collectively, the "Series E Preferred Stock"), and does hereby fix the number of shares constituting the Series E-1 Preferred Stock at 1,250,000 shares, the Series E-2 Preferred Stock at 700,000 shares, the Series E-3 Preferred Stock at 650,000 shares and the Series E-4 Preferred Stock at 680,330 shares, and does hereby fix and determine the rights, preferences, privileges of, and restrictions upon, and other matters relating to, each such series of Series E Preferred Stock, as follows:

       1. DEFINITIONS. For purposes of this resolution, the following definitions shall apply:

                1.1 "Board" shall mean the Board of Directors of the Company.

                1.2 "Company" shall mean this corporation.

                1.3 "Common Stock" shall mean the Common Stock, no par value, of the Company.

                1.4 "Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

                1.5 "Original Issue Date" with respect to each series of the Series E Preferred Stock shall mean the date on which the first share of each such series of Series E Preferred Stock is issued by the Company.





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                1.6 "Original Issue Price" shall mean $1.15 per share for the
Series E-1 Preferred Stock, $0.01 per share for the Series E-2 Preferred Stock, $8.00 per share for the Series E-3 Preferred Stock, and $8.819 per share for the Series E-4 Preferred Stock.

                1.7 "Subsidiary" shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

       2. DIVIDEND RIGHTS.

                2.1 Series E Preferred Stock. In each calendar year, the holders of the then outstanding Series E Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefor, noncumulative dividends in the amount determined by the Board on a pro rata basis with the Common Stock according to the number of shares of Common Stock held by such holders, where each holder of shares of Series E Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series E Preferred Stock held by such holder pursuant to Section 5. Dividends on the Series E Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series E Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Series E Preferred Stock in any amount in any calendar year or any fiscal year of the Company, whether or not the earnings of the Company in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

                2.2 Non-Cash Dividends. Whenever a dividend provided for in this
Section 2 shall be payable in property other than cash, the value of such dividend or distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

       3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company's shareholders (the "Available Funds and Assets") shall be distributed to shareholders in the following manner:

                3.1 Series E Preferred Stock. Prior to any consolidation or merger of the Company with or into any other corporation or corporations or other entity, corporate reorganization, sale, conveyance or disposition of all or substantially all of the assets of the Company, liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Company shall give the holders of the Series E Preferred Stock at least ten (10) days notice thereof and afford such holders the opportunity to convert such shares of Series E Preferred Stock into shares of the Company's Common Stock pursuant to Section
5.1 hereof. Upon the liquidation, dissolution of winding up of the Company, whether voluntary or involuntary, the holders of each share of Series E Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the applicable Original Issue Price for the series of Series E Preferred Stock held by such holders plus all declared but unpaid dividends on each series of the Series E Preferred Stock. If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be




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insufficient to permit the payment to holders of the Series E Preferred Stock of their full preferential amount described in this subsection, then all of the remaining Available Funds and Assets shall be allocated between each series of Series E Preferred Stock on a pro rata basis according to the total Original Issue Price for all outstanding shares within each such series and shall then be distributed among the holders of each series of the then outstanding Series E Preferred Stock pro rata, according to the number of outstanding shares of each such series of Series E Preferred Stock held by each holder thereof.

                3.2 Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series E Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof.

                3.3 Merger or Sale of Assets. A consolidation or merger of the Company with or into any other corporation or corporations or other entity, a corporate reorganization, or a sale, conveyance or disposition of all or substantially all of the assets of the Company shall not be deemed a liquidation, dissolution or winding up of the Company within the meaning of this
Section 3.

                3.4 Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to shareholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

                           (a)      The method of valuation of securities not
subject to investment letter or other similar restrictions on free marketability shall be as follows:

                                 (i) if the securities are then traded on a
national securities exchange or the Nasdaq National Market System (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

                                 (ii) if actively traded over-the-counter, then
the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of such merger, consolidation or sale; and

                                 (iii) if there is no active public market, then
the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

                         (b) The method of valuation of securities subject to
investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.





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       4. VOTING RIGHTS.

                4.1 Series E Preferred Stock. In every vote of the shareholders of the Company, each holder of shares of Series E Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series E Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the shareholders entitled to vote or, if no such record date is established, the date such vote is taken or any written consent of shareholders is solicited. Except as required by law, the holders of Series E Preferred Stock and holders of Common Stock shall vote together and not as separate classes.

                4.2 Election of Director. So long as at least 1,640,165 shares (as adjusted for stock splits, reverse stock splits, or similar events) of Series E Preferred Stock are outstanding, the holders of the Series E Preferred Stock, voting separately from the Common Stock, shall be entitled to elect one
(1) director of the Company. The holders of Series E Preferred Stock shall not otherwise be entitled to vote for any other directors of the Company.

       5. CONVERSION RIGHTS. The outstanding shares of Series E Preferred Stock shall be convertible into Common Stock as follows:

                5.1      Optional Conversion.

                         (a) At the option of the holder thereof, each share of
Series E Preferred Stock shall be convertible, at any time or from time to time.

                         (b) Each holder of Series E Preferred Stock who elects
to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series E Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Series E Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series E Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                5.2 Conversion Price. Each share of Series E Preferred Stock shall be convertible in accordance with subsection 5.1 above into the number of shares of Common Stock which results from dividing the Original Issue Price for such series of Series E Preferred Stock by the conversion price for such series of Series E Preferred Stock that is in effect at the time of conversion (the "Conversion Price"). The initial Conversion Price for the Series E Preferred Stock shall be the Original Issue Price for the Series E Preferred Stock. The Conversion Price of each series of Series E Preferred Stock shall be subject to adjustment from time to time as provided below.





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                5.3 Adjustment Upon Common Stock Event. Upon the happening of a
Common Stock Event (as hereinafter defined), the Conversion Price of the Series E Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Series E Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and
(ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Series E Preferred Stock. The Conversion Price for a series of Series E Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "Common Stock Event" shall mean (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                5.4 Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series E Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Series E Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series E Preferred Stock or with respect to such other securities by their terms.

                5.5 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series E Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), then in any such event each holder of Series E Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series E Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                5.6 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Series E Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and





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shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series E Preferred Stock at the holder's address as shown in the Company's books.

                5.7 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series E Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.

                5.8 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series E Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series E Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series E Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                5.9 Notices. Any notice required by the provisions of this
Section 5 to be given to the holders of shares of the Series E Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

                5.10 No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series E Preferred Stock against impairment.

       6.       MISCELLANEOUS

                6.1 No Reissuance of Series E Preferred Stock. No share or shares of Series E Preferred Stock acquired by the Company by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

                6.2 Consent to Certain Transactions. Each holder of shares of Series E Preferred Stock shall, by virtue of its acceptance of a stock certificate evidencing Series E Preferred Stock, be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California Corporations Code, to all repurchases by the Company of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Company or a subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Company has the option to repurchase such shares."





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       C. The authorized number of shares of Series E Preferred Stock of the
Corporation is 4,000,000, none of which have been issued. The number of shares of Series E Preferred Stock to constitute (i) the Series E-1 Preferred Stock is 1,250,000 shares, (ii) the Series E-2 Preferred Stock is 700,000 shares, (iii) the Series E-3 Preferred Stock is 650,000 shares, and (iii) the Series E-4 Preferred Stock is 680,330 shares, no shares of any such series having been issued.

                We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Determination are true and correct of our own knowledge.

Dated:  _________, 199__



George Bell                                  Richard B. Redding
--------------------------------------       -----------------------------------
President and Chief Executive Officer        Secretary





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                We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Determination are true and correct of our own knowledge.

Dated:  March __, 1997



George Bell                                  Richard B. Redding
--------------------------------------       -----------------------------------
President and Chief Executive Officer        Secretary









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